Exhibit 10-4

Amy E. Best
SVP & Chief HR Officer
10 S. Dearborn Street
Chicago, IL 60603
Tel. (312) 394-7554

May 7, 2018

Jonathan W. Thayer
115 Tunbridge Road
Baltimore, MD 21212

Re:    Memorandum of Understanding

Dear Jack:

This letter will confirm our mutual understanding regarding your employment with Exelon Corporation (the “Company”).

1.
You have accepted the position of Chief Transformation Officer, and hereby resign from your current position as Chief Financial Officer and any other positions as an officer or director of the Company, its subsidiaries and affiliates effective as of May 8, 2018. You will remain employed in a senior executive position until April 1, 2019 or such other date as may be mutually agreed (the “Scheduled Separation Date”), provided, that your employment may end prior to the Scheduled Separation Date if it is terminated by the Company for Cause or you for Good Reason (as defined in the Exelon Corporation Senior Management Severance Plan, it being understood that the changes from your current position and duties to the position described in this letter and its related duties will not constitute Good Reason), or due to your resignation, disability or death. You represent and warrant that you have no knowledge, and the Company represents and warrants that its executive officers have no knowledge (assuming reasonable inquiry), of any of your acts or omissions as of the date of this letter that would qualify as Cause under the Exelon Corporation Senior Management Severance Plan (the “Plan”).

2.
In addition to your best efforts in the performance of your duties as Chief Transformation Officer or such other position as may be agreed during this period of employment, you will assist with the orderly transition of your prior duties to your successor. In addition, your current annualized base salary and target annual incentive and long-term performance share opportunities will remain in effect, you and your eligible dependents will remain eligible to participate in the Company’s applicable employee benefit plans, your outstanding long-term incentive awards will continue to vest normally, and you will remain subject to the Company’s code of business conduct and other employment policies.

3.
Because your condominium co-op board would not authorize the sale of your Chicago condominium to the Company’s relocation services firm in connection with your merger-related move to Washington D.C., upon the arms’ length sale of the condominium on or before the second anniversary of this

Exhibit 10-4

May 7, 2018

letter through a broker reasonably acceptable to the Company, the Company will make a one-time payment to you on December 31, 2020 in an amount (if any) necessary for you to receive (when added to the actual sale price) the appraised value you would have received pursuant to the terms of the Company’s executive relocation policy in effect as of the date of this letter and the appraisal previously performed thereunder. You will notify the Company of the closing of any such sale and provide supporting documentation on or before June 30, 2020.

4.
Upon the termination of your employment on the Scheduled Separation Date, you will receive non-change in control separation benefits pursuant to a separation agreement and waiver & release in accordance with the Plan applicable to senior executive management (within the meaning of the Plan).

5.
This letter supersedes all prior agreements and understandings concerning your employment (except as incorporated herein by reference), including your Change in Control Employment Agreement dated October 26, 2016 other than the provisions of Article VIII (“Restrictive Covenants”) thereof.

Please acknowledge your acceptance of the above terms and conditions by signing this letter in the space provided below and promptly returning it to me.

We greatly appreciate your ongoing contributions to Exelon.

Very truly yours,

/s/ AMY E. BEST
Amy E. Best
Senior Vice President & Chief Human Resources Officer

Agreed and Accepted:

/s/ JONATHAN THAYER
Jonathan Thayer
Exhibit

cc:    Thomas O’Neill